EXHIBIT 99.1

W&T OFFSHORE REPORTS ADJUSTED FOURTH QUARTER

EARNINGS PER SHARE OF $0.80 AND FULL YEAR 2007

FINANCIAL AND OPERATIONAL RESULTS

HOUSTON — February 28, 2008 — W&T Offshore, Inc. (NYSE: WTI) today announces record production and provides financial and operational results for the fourth quarter and full year 2007. Some of the highlights include:

•	Production increased to a record 126.5 Bcfe

•	Revenues increased to a record $1.1 billion and EBITDA and Adjusted EBITDA increased to a record $779 million and $820 million, respectively for the year

•	Fourth quarter 2007 production increased 19% from the third quarter 2007 and full year 2007 production increased 28% over 2006

•	W&T achieved 89% success in its exploration and development drilling program in 2007, including successfully drilling six of seven exploration wells and two of two development wells

•	Adjusted earnings per share for the fourth quarter 2007 was $0.80 versus $0.52 in 2006 and for the full year 2007 was $2.26 versus $2.71 in 2006

Tracy W. Krohn, Chairman and Chief Executive Officer, stated, “Integration and evaluation of the Kerr-McGee properties, our primary objectives in 2007, has resulted in the development of a very robust drilling program for 2008. Additionally, to assure that we would have ample liquidity and the financial flexibility to pursue that drilling program, as well as other attractive opportunities, we converted our short-term bank borrowings to long-term debt.

“Today, we are focused on capitalizing on the tremendous opportunities we created in 2007,” continued Mr. Krohn. “We are planning on drilling fifty wells during 2008, which is a record number for W&T. Over half of these wells are on former Kerr-McGee properties, and about two-thirds are from existing platforms or infrastructure. This large number of wells drilled on or near existing infrastructures or platforms will help W&T convert exploration successes to cash flow quickly,” Mr. Krohn added. “So far this year, we have five drilling rigs running and recently closed on the acquisition from Apache Corporation of the remaining working interest in the Ship Shoal 349 field “Mahogany” which we did not already own for a purchase price of $116 million. We believe we made the right choices in 2007 to help us achieve our corporate goals of production and reserve growth in 2008 and beyond.”

Revenues, Net Income and EPS: Net income for the fourth quarter of 2007 was $49.4 million, or $0.65 per diluted share, on revenues of $339.5 million compared to net income for the same quarter of 2006 of $38.1 million, or $0.50 per diluted share, on revenues of $264.4 million. Net income increased in the fourth quarter 2007, principally due to a higher realized price of $9.88 per thousand cubic feet equivalent (“Mcfe”), versus $7.38 per Mcfe in 2006. Operating income for the fourth quarter of 2007 reflects the impact of a $16.5 million unrealized derivative loss ($11.3 million after-tax), or $0.15 per diluted share, while operating income for the fourth quarter of 2006 includes an unrealized loss of $1.7 million ($1.1 million after-tax), or $0.02 per diluted share. Without the effect of these unrealized derivative losses, net income for the fourth quarter 2007 would have been $60.7 million, or $0.80 per diluted share, and net income for the corresponding quarter of 2006 would have been $39.2 million, or $0.52 per diluted share. See “Non-GAAP Information” later in this release.

Net income for the year ended December 31, 2007 was $144.3 million, or $1.90 per diluted share, or $2.26 per diluted share without the effect of unrealized derivative losses and the loss on extinguishment of debt, on revenues of $1,113.7 million. This compares to net income of $199.1 million or $2.84 per diluted share, or $2.71 per diluted share without the effect of unrealized derivative gains, on revenues of $800.5 million for 2006. Adjusted net income declined in 2007 from 2006, due to higher lease operating expenses (“LOE”) and an increase in depreciation, depletion, amortization, and accretion (“DD&A”), partially offset by record commodity prices and higher production volumes.

Cash Flow from Operating activities and Adjusted EBITDA: EBITDA and Adjusted EBITDA are non-GAAP measures and are hereinafter defined in “Non-GAAP Information” later in this press release. Fourth quarter 2007 Adjusted EBITDA was $252.4 million compared to $207.7 million during the prior year's fourth quarter or a 22% increase. Net cash provided by operating activities for 2007 increased 20% to $688.6 million from $571.6 million in 2006. Adjusted EBITDA was $820.0 million for the year ended December 31, 2007, or a 28% increase, when compared to $641.8 million for the prior year period. Cash flow from operating activities and adjusted EBITDA were higher in 2007 due to a full year of production from the properties acquired from Kerr-McGee and a higher realized price on sales of our oil and natural gas production.

Production and Prices: We sold 21.2 billion cubic feet (“Bcf”) of natural gas at an average price of $7.28 per thousand cubic feet (“Mcf”) in the fourth quarter of 2007. We also sold 2.2 million barrels (“MMBbls”) of oil and natural gas liquids at an average price of $84.62 per barrel (“Bbl”) during the same time period. On a natural gas equivalent (“Bcfe”) basis, we sold 34.3 Bcfe at an average price of $9.88 per Mcfe. For the fourth quarter of 2006 we sold 23.0 Bcf of natural gas at an average price of $6.64 per Mcf and 2.1 MMBbls of oil and natural gas liquids at an average price of $52.13 per Bbl. On a Bcfe basis, we sold 35.8 Bcfe at an average price of $7.38 per Mcfe. Volumes were lower due to the natural production decline even though this was partially offset by an increase from our exploitation efforts.

We sold 76.7 Bcf of natural gas at an average price of $7.20 per Mcf for the year ended December 31, 2007 and 8.3 MMBbls of oil and natural gas liquids at an average price of $67.58 per Bbl during the same time period. On a Mcfe basis, the Company sold 126.5 Bcfe at an average price of $8.80 per Mcfe. For the year 2006, the Company sold 60.4

Bcf of natural gas at an average price of $7.08 per Mcf and 6.5 MMBbls of oil and natural gas liquids at an average price of $57.70 per Bbl. On a Mcfe basis, the Company sold 99.2 Bcfe at an average price of $8.07 per Mcfe for the same period in 2006. Our 2007 volumes are a new production record.

Lease Operating Expenses: LOE for the fourth quarter of 2007 increased to $65.6 million, or $1.91 per Mcfe, from $45.3 million, or $1.26 per Mcfe, in the fourth quarter of 2006. LOE for the year ended December 31, 2007 was $234.8 million, or $1.86 per Mcfe, compared to $114.0 million, or $1.15 per Mcfe, in 2006. The increases in quarterly and year-to-date LOE are primarily attributable to higher operating costs, hurricane remediation not covered by insurance, workover expenditures and an increase in insurance premiums as a result of hurricanes Katrina and Rita in 2005.

Depreciation, depletion, amortization and accretion: DD&A increased to $159.6 million, or $4.65 per Mcfe, in the fourth quarter of 2007 from $135.7 million, or $3.79 per Mcfe, in the same period of 2006. DD&A for the year ended 2007 was $532.9 million, or $4.21 per Mcfe, compared to DD&A of $337.6 million, or $3.40 per Mcfe, for the same period in 2006. DD&A increased due to capital expenditures, increased future development costs, higher estimated asset retirement obligations, increased volumes produced in 2007 and a 13% reduction in proved reserves for the year ended December 31, 2007.

Capital Expenditures and Operations Update: For the year ended December 31, 2007, capital expenditures were $361 million, including $171 million for development activities, $129 million for exploration, $40 million for seismic and $21 million for other capital items. This compares to capital expenditures in 2006 of $589 million.

Drilling Highlights: In the fourth quarter of 2007, the Company participated in the drilling of four exploration wells. One of the wells was in deepwater and three were on the conventional shelf.

Successful Wells:
Field Name/Well	Category	Working Interest %
Green Canyon 82 #4	Exploration/Deepwater	100%
Ship Shoal 300 A-1ST	Exploration/Shelf	76%
Ship Shoal 300 A-3ST	Exploration/Shelf	76%

Non-commercial Well:
Field Name/Well	Category	Working Interest %
Main Pass 162 A-3	Exploration/Shelf	67%

After the Close of the Quarter

Successful Wells:
Field Name/Well	Category	Working Interest %
South Timbalier 217 A-3	Exploration/Shelf	50%
Ship Shoal 315 A-3ST	Exploration/Shelf	100%
Ship Shoal 300 A-2ST	Exploration/Shelf	100%
Ship Shoal 314 A-4ST	Exploration/Shelf	100%

Reserves: In 2007, W&T replaced 24% of its production through the drill-bit including extensions and revisions. As of December 31, 2007, total proved reserves were 638.8 Bcfe compared to proved reserves of 735.2 Bcfe as of December 31, 2006. Year-end 2007 proved reserves are comprised of 52% natural gas and 48% oil and natural gas liquids. The present value of our total proved reserves discounted at 10%, including estimated asset retirement obligations discounted to present value based on a 10% annual discount rate, and without deducting any future income taxes, is $3.1 billion based on year-end prices of $6.88 per Mcf of natural gas and $87.22 per Bbl of oil and natural gas liquids adjusted for basis differentials. The Company’s estimate of proved reserves is based on a reserve report prepared by Netherland, Sewell & Associates, Inc., the Company’s independent petroleum consultant.

The Company’s proved reserves are summarized in the table below.

	As of December 31, 2007
Classification of Reserves	Oil (MMBbls)	Gas (Bcf)	Total (Bcfe)	% of Total Proved	PV-10 (1) (In millions)
Proved developed producing	13.5	143.5	224.1	35%	$964.2
Proved developed non-producing	13.2	91.8	171.2	27%	1,001.8

Total proved developed	26.7	235.3	395.3	62%	1,966.0
Proved undeveloped	24.3	97.5	243.5	38%	1,089.3

Total proved	51.0	332.8	638.8	100%	$3,055.3

(1)	The PV-10 value is a non-GAAP measure and is hereinafter defined in the “Non-GAAP Information” later in this press release

2007 Reserve Reconciliation:

	Oil and Liquids (MBbls)	Natural Gas (MMcf)	Total Oil and Natural Gas (MMcfe) (1)
Proved reserves as of December 31, 2006	55,659	401,237	735,189
Revisions of previous estimates (2)	579	(22,176)	(18,702)
Discoveries and extensions (3)	2,910	30,979	48,441
Purchases (sales) of minerals in place	150	(494)	404
Production	(8,301)	(76,727)	(126,533)

Proved reserves as of December 31, 2007	50,997	332,819	638,799

(1)	One million cubic feet equivalent (MMcfe) is determined using the ratio of six Mcf of natural gas to one Bbl of crude oil, condensate or natural gas liquids (totals may not add due to rounding).
(2)	Revisions of previous estimates result from changes in commodity prices and changes in the performance of our properties. Positive revisions due to price changes were 19.8 Bcfe and negative revisions due to performance were 38.5 Bcfe.
(3)	Approximately 68% of these volumes are attributable to extensions and discoveries resulting from five of six successful exploratory wells in 2007 and the deepening of the previously drilled No. 3 well at Green Canyon 82 “Healey.” Approximately 37% of the oil and natural gas equivalent volumes of such extensions and discoveries were attributable to four new exploratory wells on the conventional shelf, 4% of such volumes were attributable to one new exploratory well on the deep shelf and 27% of such volumes were attributable to the Green Canyon 82 No. 3 well.

Outlook: The guidance for first quarter and full year 2008 represents the Company’s best estimate of likely future results, and is affected by the factors described below in “Forward-Looking Statements.”

Guidance for the first quarter and full year 2008 is shown in the table below.

2008 Production and Cost Guidance:

Estimated Production	First Quarter 2008	Full-Year 2008
Crude oil (MMBbls)	2.0 – 2.1	7.4 – 9.4
Natural gas (Bcf)	17.5 – 18.4	65.9 – 83.8
Total (Bcfe)	29.2 – 30.7	110.0 –140.0

Operating Expenses ($ in millions, except as noted)	First Quarter 2008	Full-Year 2008
Lease operating expenses	$50 – $60	$204 – $243
Gathering, transportation & production taxes	$7 – $8	$27 – $33
General and administrative	$11 – $13	$45 – $52
Income tax rate, % deferred	34%, 50%	34%, 60%

Conference Call Information: W&T will hold a conference call to discuss financial and operational results on Thursday, February 28, 2008 at 10:30 a.m. Eastern Time / 9:30 a.m. Central Time. To participate, dial (303) 275-2170 a few minutes before the call begins. The call will also be broadcast live over the Internet from the Company’s website at www.wtoffshore.com. A replay of the conference call will be available approximately two hours after the end of the call until Thursday, March 6, 2008, and may be accessed by calling (303) 590-3000 and using the pass code 11109032.

About W&T Offshore

Founded in 1983, W&T Offshore is an independent oil and natural gas company focused primarily in the Gulf of Mexico, including exploration in the deepwater and deep shelf regions, where it has developed significant technical expertise. W&T has grown through acquisition, exploitation and exploration and now holds working interests in over 200 fields in federal and state waters and a majority of its daily production is derived from wells it operates. For more information on W&T Offshore, please visit its Web site at www.wtoffshore.com

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements reflect our current views with respect to future events, based on what we believe are reasonable assumptions. No assurance can be given, however, that these events will occur. These statements are subject to risks and uncertainties that could cause actual results to differ materially including, among other things, market conditions, oil and gas price volatility, uncertainties inherent in oil and gas production operations and estimating reserves, unexpected future capital expenditures, competition, the success of our risk management activities, governmental regulations, uncertainties and other factors discussed in our Annual Report on 10-K for the year ended December 31, 2006 (www.sec.gov).

W&T OFFSHORE, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Income

(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2007	2006	2007	2006
	(In thousands, except per share data)
Revenues	$339,456	$264,384	$1,113,749	$800,466

Operating costs and expenses:
Lease operating expenses (1)	65,604	45,289	234,758	113,993
Gathering, transportation costs and production taxes	6,821	6,003	21,447	17,697
Depreciation, depletion and amortization	154,022	131,079	510,903	325,131
Asset retirement obligation accretion	5,530	4,656	22,007	12,496
General and administrative expenses (1)	9,613	9,614	38,853	37,778
Derivative loss (gain)	21,450	(2,451)	36,532	(24,244)

Total costs and expenses	263,040	194,190	864,500	482,851

Operating income	76,416	70,194	249,249	317,615
Interest expense:
Incurred	14,414	19,904	62,188	30,418
Capitalized	(5,983)	(9,100)	(25,100)	(13,238)
Loss on extinguishment of debt	—	—	2,806	—
Other income	3,896	414	6,404	5,919

Income before income taxes	71,881	59,804	215,759	306,354
Income taxes	22,471	21,697	71,459	107,250

Net income	$49,410	$38,107	$144,300	$199,104

Earnings per common share:
Basic	$0.65	$0.50	$1.90	$2.84
Diluted	0.65	0.50	1.90	2.84

Weighted average shares outstanding:
Basic	75,788	75,748	75,787	70,177
Diluted	76,012	75,812	75,939	70,217

Consolidated Cash Flow Information
Net cash provided by operating activities	$215,929	$220,121	$688,597	$571,589
Capital expenditures-oil and gas properties	83,937	201,652	361,235	1,650,747

Other Financial Information
Adjusted EBITDA	$252,439	$207,677	$819,990	$641,766

(1)	Certain industry related reimbursements for overhead expenses from joint interest owners have been reclassified from lease operating expenses to general and administrative expenses in order to better match the underlying reimbursement with the actual cost recorded. The 2006 amounts have been reclassified to conform with the 2007 presentation. The effect of these reclassifications had no impact on operating income or net income.

W&T OFFSHORE, INC. AND SUBSIDIARIES

Condensed Operating Data

(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2007	2006	2007	2006
Net sales:
Natural gas (MMcf)	21,229	22,957	76,727	60,447
Oil (MBbls)	2,185	2,149	8,301	6,456
Total natural gas and oil (MMcfe) (1)	34,340	35,848	126,533	99,181

Average daily equivalent sales (MMcfe/d)	373.3	389.7	346.7	271.7

Average realized sales prices (Unhedged):
Natural gas ($/Mcf)	$7.28	$6.64	$7.20	$7.08
Oil ($/Bbl)	84.62	52.13	67.58	57.70
Natural gas equivalent ($/Mcfe)	9.88	7.38	8.80	8.07

Average realized sales prices (Hedged): (2)
Natural gas ($/Mcf)	$7.31	$6.72	$7.28	$7.23
Oil ($/Bbl)	82.04	53.24	67.01	57.97
Natural gas equivalent ($/Mcfe)	9.74	7.49	8.81	8.18

Average per Mcfe ($/Mcfe):
Lease operating expenses (3)	$1.91	$1.26	$1.86	$1.15
Gathering and transportation costs and production taxes	0.20	0.17	0.17	0.18
Depreciation, depletion, amortization and accretion	4.65	3.79	4.21	3.40
General and administrative expenses (3)	0.28	0.27	0.31	0.38
Net cash provided by operating activities	6.29	6.14	5.44	5.76
Adjusted EBITDA	7.35	5.79	6.48	6.47

(1)	One billion cubic feet equivalent (Bcfe), one million cubic feet equivalent (MMcfe) and one thousand cubic feet equivalent (Mcfe) are determined using the ratio of six Mcf of natural gas to one Bbl of crude oil, condensate or natural gas liquids (totals may not add due to rounding).
(2)	Data for 2007 and 2006 includes the effects of our commodity derivative contracts that do not qualify for hedge accounting.
(3)	Certain industry related reimbursements for overhead expenses from joint interest owners have been reclassified from lease operating expenses to general and administrative expenses in order to better match the underlying reimbursement with the actual cost recorded. The 2006 amounts have been reclassified to conform with the 2007 presentation.

W&T OFFSHORE, INC. AND SUBSIDIARIES

Condensed Consolidated Balance Sheets

(Unaudited)

	December 31,
	2007	2006
	(In thousands, except share data)
Assets
Current assets:
Cash and cash equivalents	$314,050	$39,235
Receivables	172,128	239,899
Prepaid expenses and other assets	43,645	49,559

Total current assets	529,823	328,693
Property and equipment – at cost:
Oil and gas properties and equipment (full cost method, of which $278,947 at December 31, 2007 and $308,231 at December 31, 2006 were excluded from amortization)	3,805,208	3,297,153
Furniture, fixtures and other	10,267	10,948

Total property and equipment	3,815,475	3,308,101
Less accumulated depreciation, depletion and amortization	1,552,744	1,042,315

Net property and equipment	2,262,731	2,265,786
Restricted deposits for asset retirement obligations and other assets	29,780	15,206

Total assets	$2,822,334	$2,609,685

Liabilities and Shareholders’ Equity
Current liabilities:
Current maturities of long-term debt	$3,000	$271,380
Accounts payable	170,103	247,324
Undistributed oil and gas proceeds	47,911	46,933
Asset retirement obligations	19,749	41,718
Accrued liabilities	65,328	28,825
Current income taxes payable	12,975	—
Deferred income taxes – current portion	—	7,896

Total current liabilities	319,066	644,076
Long-term debt, less current maturities – net of discount	651,764	413,617
Asset retirement obligations, less current portion	438,932	272,350
Deferred income taxes	255,097	232,835
Other liabilities	6,135	3,890
Commitments and contingencies
Shareholders’ equity:
Common stock, $0.00001 par value; 118,330,000 shares authorized; issued and outstanding 76,175,159 and 75,900,082 shares at December 31, 2007 and December 31, 2006, respectively	1	1
Additional paid-in capital	365,667	361,855
Retained earnings	786,803	681,634
Accumulated other comprehensive loss	(1,131)	(573)

Total shareholders’ equity	1,151,340	1,042,917

Total liabilities and shareholders’ equity	$2,822,334	$2,609,685

W&T OFFSHORE, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Cash Flows

(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2007	2006	2007	2006
	(In thousands)
Operating activities:
Net income	$49,410	$38,107	$144,300	$199,104
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, depletion, amortization and accretion	159,552	135,735	532,910	337,627
Amortization of debt issuance costs and discount on indebtedness	632	4,944	6,472	8,182
Loss on extinguishment of debt	—	—	2,806	—
Share-based compensation related to restricted stock issuances	918	367	3,409	2,544
Unrealized derivative loss (gain)	16,471	1,748	37,831	(13,476)
Deferred income taxes	8,659	40,668	8,751	106,645
Other	260	511	1,006	511
Changes in operating assets and liabilities	(19,973)	(1,959)	(48,888)	(69,548)

Net cash provided by operating activities	215,929	220,121	688,597	571,589

Investing activities:
Acquisition of Kerr-McGee properties	—	—	—	(1,061,769)
Investment in oil and gas properties and equipment, net	(85,738)	(201,652)	(359,376)	(588,978)
Purchases of furniture, fixtures and other, net	(363)	1,829	(711)	(5,156)

Net cash used in investing activities	(86,101)	(199,823)	(360,087)	(1,655,903)

Financing activities:
Issuance of Senior Notes	—	—	450,000	—
Borrowings of other long-term debt	—	304,000	458,000	1,123,732
Repayments of long-term debt	(750)	(294,500)	(946,500)	(485,500)
Proceeds from equity offering, net of costs	—	—	—	306,979
Dividends to shareholders	(2,287)	(2,278)	(9,137)	(8,225)
Debt issuance costs and other	(548)	(356)	(6,058)	(1,135)

Net cash provided by (used in) financing activities	(3,585)	6,866	(53,695)	935,851

Increase (decrease) in cash and cash equivalents	126,243	27,164	274,815	(148,463)
Cash and cash equivalents, beginning of period	187,807	12,071	39,235	187,698

Cash and cash equivalents, end of period	$314,050	$39,235	$314,050	$39,235

W&T OFFSHORE, INC. AND SUBSIDIARIES

Non-GAAP Information

Certain financial information included in our financial results are not measures of financial performance recognized by accounting principles generally accepted in the United States, or GAAP. These non-GAAP financial measures are "Adjusted Net Income," "EBITDA," "Adjusted EBITDA," and “PV-10.” Our management uses these non-GAAP measures in its analysis of our performance. These disclosures may not be viewed as a substitute for results determined in accordance with GAAP and are not necessarily comparable to non-GAAP performance measures, which may be reported by other companies.

Reconciliation of Net Income to Adjusted Net Income

"Adjusted Net Income" does not include the unrealized derivative (gain) loss and the loss on extinguishment of debt and associated tax effects. Adjusted Net Income is presented because the timing and amount of these items cannot be reasonably estimated and affect the comparability of operating results from period to period, and current periods to prior periods.

	Three Months Ended December 31,		Year Ended December 31,
	2007	2006	2007	2006
	(In thousands, except per share amounts)
	(Unaudited)
Net Income	$49,410	$38,107	$144,300	$199,104
Loss on extinguishment of debt	—	—	2,806	—
Unrealized derivative loss (gain)	16,471	1,748	37,831	(13,476)
Income tax adjustment for above items	(5,149)	(611)	(13,459)	4,717

Adjusted net income	$60,732	$39,243	$171,478	$190,345

Adjusted earnings per share-diluted	$0.80	$0.52	$2.26	$2.71

Reconciliation of Net Income to Adjusted EBITDA

We define EBITDA as net income plus income tax expense, net interest expense (income), and depreciation, depletion, amortization and accretion. We believe the presentation of EBITDA and Adjusted EBITDA provide useful information regarding our ability to service debt and to fund capital expenditures and help our investors understand our operating performance and make it easier to compare our results with those of other companies that have different financing, capital and tax structures. Adjusted EBITDA excludes the loss on extinguishment of debt and the unrealized gain or loss related to our open derivative contracts. Although not prescribed under generally accepted accounting principles, we believe the presentation of EBITDA and Adjusted EBITDA are relevant and useful because they help our investors understand our operating performance and make it easier to compare our results with those of other companies that have different financing, capital and tax structures. EBITDA and Adjusted EBITDA should not be considered in isolation from or as a substitute for net income, as an indication of operating performance or cash flows from operating activities or as a measure of liquidity. EBITDA and Adjusted EBITDA, as we calculate them, may not be comparable to EBITDA and Adjusted EBITDA measures reported by other companies. In addition, EBITDA and Adjusted EBITDA do not represent funds available for discretionary use.

The following table presents a reconciliation of our consolidated net income to consolidated EBITDA and Adjusted EBITDA.

	Three Months Ended December 31,		Year Ended December 31,
	2007	2006	2007	2006
	(In thousands)
	(Unaudited)
Net Income	$49,410	$38,107	$144,300	$199,104
Income taxes	22,471	21,697	71,459	107,250
Net interest expense	4,535	10,390	30,684	11,261
Depreciation, depletion, amortization and accretion	159,552	135,735	532,910	337,627

EBITDA	235,968	205,929	779,353	655,242

Adjustments:
Loss on extinguishment of debt	—	—	2,806	—
Unrealized derivative loss (gain)	16,471	1,748	37,831	(13,476)

Adjusted EBITDA	$252,439	$207,677	$819,990	$641,766

Reconciliation of PV-10 to Standardized Measure of Discounted Future Net Cash Flows

The PV-10, as calculated by our independent petroleum consultant, has been adjusted by the Company to include estimated asset retirement obligations discounted to their present values based on a 10% annual discount rate and using the same estimated useful lives as those used in our calculation of asset retirement obligations under Statement of Financial Accounting Standards No. 143, Accounting for Asset Retirement Obligations. PV-10 is a non-GAAP financial measure; therefore, the following table reconciles our calculation of PV-10 to the standardized measure of discounted future net cash flows, which is the most directly comparable GAAP financial measure. Management believes that the presentation of the non-GAAP financial measure of PV-10 provides useful information to investors because it is widely used by professional analysts and sophisticated investors in evaluating oil and natural gas companies. Management believes that PV-10 is relevant and useful for evaluating the relative monetary significance of oil and natural gas properties. Further, professional analysts and sophisticated investors may utilize the measure as a basis for comparison of the relative size and value of our reserves to other companies’ reserves. Management also uses this pre-tax measure when assessing the potential return on investment related to oil and natural gas properties and in evaluating acquisition opportunities. Because there are many unique factors that can impact an individual company when estimating the amount of future income taxes to be paid, we believe the use of a pre-tax measure is valuable for evaluating us. PV-10 is not a measure of financial or operating performance under GAAP, nor is it intended to represent the current market value of our estimated oil and natural gas reserves. PV-10 should not be considered in isolation or as a substitute for the standardized measure of discounted future net cash flows as defined under GAAP.

The following table represents a reconciliation of our PV-10 to Standard Measure of discounted future net cash flows.

At December 31,
2007
(Unaudited)
(In millions)
Present value of estimated future net revenues (PV-10)	$3,055.3
Future income taxes, discounted at 10%	(943.0)

Standardized measure of discounted future net cash flows	$2,112.3